Exhibit 99.1

For Immediate Release	Contact Information
Monday, June 6, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Updates Maverick Basin Operations

SAN ANTONIO -- June 6, 2005 -- The Exploration Company (Nasdaq:TXCO) today provided an operations update on its Maverick Basin acreage block in Southwest Texas.

          This year, the Company has spudded or re-entered 20 wells on the block, which covers approximately 727,000 gross acres. TXCO currently plans to drill 60-plus wells in its 2005 capital expenditure (CAPEX) program. Current drilling and operating highlights include:

Glen Rose

          TXCO had good success with its latest Glen Rose porosity well. The Comanche 5-111H (50 percent working interest) went on production at the end of May flowing 561 barrels of oil per day from the Glen Rose porosity on a 10/64-inch choke with no water. Drilling on an additional Glen Rose porosity well, the Cage 1-45H (50% WI), began in mid May. Year to date, the Company has participated in these two wells, plus a porosity re-entry begun in the first quarter, now in completion. Drilling on the next porosity well on the Comanche lease will start shortly.

          Since drilling began in 2002, TXCO has completed 20 of 30 porosity wells with cumulative production in excess of 1.8 million barrels of oil. The Glen Rose represents the second-largest portion of TXCO's 2005 drilling program. The Company currently plans to drill six new wells and re-enter three existing wells by year end, targeting both the oil-prone porosity and gas-prone Glen Rose shoal.

Georgetown

          Through early June, TXCO had started 12 Georgetown drilling projects, including 10 new wells and two re-entries/recompletions. Six of the wells have been placed on production, one awaits a pipeline connection, and five are in various stages of completion. Drilling on the next well will start shortly. Since drilling began in late 2003 using coherency seismic data, TXCO has completed 43 of 45 Georgetown wells.

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          TXCO has allocated the largest share of its 2005 CAPEX budget to the successful Georgetown play with a projected 34 new wells and one re-entry. TXCO is adding compression to gas gathering lines serving three of its Georgetown wells on the Company's Pena Creek prospect and expects to increase production when service begins later this month.

Other Plays

          TXCO has drilled two of the 12 San Miguel oil wells planned for 2005. It spudded a third San Miguel well in late May. The Company plans to stimulate the three wells before placing them on production. This year's CAPEX calls for six wells to formations besides the Georgetown, Glen Rose and San Miguel. Through early June, the Company had placed one Edwards oil well on production and spudded three wells targeting the Austin chalk oil play. Testing is under way on one, a second is in completion while drilling is under way on a third. The Austin Chalk represents yet another blanket formation present across most of the Company's acreage block, offering significant reserve and production growth potential.

Management's Perspective

          "The second quarter is shaping up to be a success as we continue our high-potential drilling program in the Maverick Basin," said President and CEO James E. Sigmon. "We currently have five rigs running and are on target to reach our goal of more than 60 wells this year. We are closely monitoring sharply rising rig and tubular costs and rig availability. These factors may impact our 2005 drilling program going forward. That said, at current activity levels, it is my belief that the Company will continue its growth trends in sales and reserves.

          "The Maverick Basin provides a target-rich environment, exposing us to what we estimate to be a net unrisked potential of more than 7.5 trillion cubic feet equivalent from multiple oil and gas plays on our 727,000-acre position."

Presentation Scheduled

          Vice President-Capital Markets Roberto R. Thomae will provide an update on TXCO's Maverick Basin drilling program to institutional investors and securities analysts attending the RBC Capital Markets North American Energy Conference, set for June 5-7 in Boston. The presentation has been posted on the Company's Web site at www.txco.com.

About The Exploration Company

          The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

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Forward-Looking Statements

          Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, net unrisked potential, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter ended March 31, 2005. These reports and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available from the Company without charge upon request.

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